EXHIBIT 4.1


STANDARD & POOR'S
A Division of The McGraw Hill Companies


Frank A. Ciccotto, Jr.                           55 Water Street, 45th Floor
Senior Vice President                            New York, NY  10041
Securities Evaluations                           Tel. 212-438-4417
                                                 Fax 212-438-7748
                                                     frank_ciccotto_jr@sandp.com


                                  June 29, 2009


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

The Bank of New York Mellon
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


        Re:      Van Kampen Unit Trusts, Taxable Income Series 185
                 Variable & Fixed Rate Short Term Corporate Trust, Series 2


Gentlemen:

   We have examined Registration Statement File No. 333-158650 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.


                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                                                  Vice President